Exhibit 15.2

February 6, 2006

The Board of Directors

Education Management Corporation and Subsidiaries

We are aware of the incorporation by reference in the Registration Statements on Form S-8 (Nos. 333-20057, 333-20073, 333-31398, 333-76096, 333-76654, 333-85518, 333-106270, 333-106271, 333-110706) pertaining to Education Management Corporation and Subsidiaries’ Deferred Compensation Plan and Retirement Plan of our report dated February 6, 2006, relating to the unaudited condensed consolidated interim financial statements of Education Management Corporation and Subsidiaries that are included in its Forms 10-Q for the quarters ended September 30, 2005 and December 31, 2005.

/s/ Ernst & Young LLP

Pittsburgh, Pennsylvania